                                                                   [NON-EMPLOYEE
                                                                      DIRECTORS]

                           NCI BUILDING SYSTEMS, INC.

                             STOCK OPTION AGREEMENT

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         NCI Building Systems, Inc. (the "Company") hereby grants an option to purchase shares of its Common Stock, $0.01 par value, to:


                          ---------------------------
                                    Optionee


         The option is granted on the following terms and conditions:

         1. NUMBER OF SHARES AND PRICE. The number of shares subject to this option, and the exercise price, are:

          ------------------                       -------------------
           Number of Shares                           Exercise Price
                                                         Per Share

         2.      OPTION PERIOD.   The term of this option (the "Option Period")
will commence on the date of grant noted below, and will expire at 5:00 o'clock p.m. Houston time on the earlier of (i) the 30th day after termination of Optionee's directorship with the Company for any reason other than death, permanent disability (as determined in the sole discretion of the Board of Directors of the Company) or retirement at or after Normal Retirement Age; (ii) one year after the death or permanent disability of Optionee or the retirement of Optionee at or after Normal Retirement Age; or (iii) the expiration date noted below. After the expiration date, no further shares may be purchased under this option.


          ------------------                       -------------------
            Date of Grant                            Expiration Date

         3. VESTING. Effective on each anniversary of the date of grant of this option, 25% of the option shares shall become vested and will be available thereafter for purchase by Optionee during the remaining term of the Option Period, provided that, on each such vesting date, the Optionee has served continuously as a director of the Company since the date of grant of this option. If the Optionee dies or becomes permanently disabled (as determined in the sole discretion of the Board of Directors of the Company) or retires from such directorship at or after Normal Retirement Age, 100% of the shares subject to his options will become vested and immediately available for purchase by the Optionee, or in the case of death of the Optionee, by the person(s) specified in Section 7(b) of this Agreement.

         4. VESTING UPON CHANGE OF CONTROL. If the Company proposes to sell substantially all of its assets or to be a party to any merger, consolidation or corporate reorganization, or if any other person or entity makes a tender or exchange offer for stock of the Company, and as a result of any such transaction the stockholders of the Company immediately prior to the consummation thereof would own 50.1% or less of the equity or voting power of the surviving, resulting or purchasing corporation that is outstanding immediately following the consummation thereof, then 100% of the option shares will become vested and immediately available for purchase by Optionee, and the Optionee will be entitled to receive, for the aggregate exercise price payable upon exercise of this option, in lieu of the Common Stock otherwise issuable to him upon exercise of this option, the same kind and amount of securities or assets as may be distributable upon such sale, merger, consolidation or corporate reorganization, to a holder of the number of shares of Common Stock of the company into which this option is convertible immediately prior to the date of such transactions.

         5. EXERCISE OF OPTION. Subject to Section 6 below, this option shall be exercisable at any time and from time to time after the date of grant and on or prior to its expiration date, in whole or in part with respect to any portion of the option shares that has become vested at the time of exercise.
No fractional shares will be issued. If an exercise covers a fractional share, the number of shares to be issued on exercise will be rounded to the next lowest share and the exercise price for the fraction will be returned to Optionee.

         6. RIGHT TO EXERCISE; RESTRICTIONS. This option shall be exercisable during its term only by Optionee and only if, at the time of exercise, Optionee has served as director of the Company since the date of grant of this option, except that:

                 (a) Optionee may exercise this option, with respect only to shares that were vested on the date of termination of his directorship with the Company, for a period of thirty days after such termination;

                 (b) If Optionee should die while serving as a director of the Company, this option may be exercised by the estate of Optionee or by a person who acquired the right to exercise this option by bequest or inheritance or by reason of the death of Optionee for a period of one year after the death of Optionee; and

                 (c) If Optionee should become permanently disabled (as determined in the sole discretion of the Board of Directors of the Company) or retire at or after Normal Retirement Age while serving as a director of the Company, Optionee may exercise this option for a period of one year after such event.

         For purposes of this option, a director shall have served continuously as a director until such director resigns from the Board of Directors, is removed with or without cause by the Board of Directors or stockholders or fails to be re-elected as a director upon the expiration of his current term.

         This option may not be exercised, or if exercised no shares need be issued by the Company, unless and until the Company has obtained all necessary approvals and consents of government authorities and other persons such as lenders to the Company.

         7. MANNER OF EXERCISE. This option shall be exercisable by a written notice which:

                 (a) States the election to exercise this option and the number of shares with respect to which it is being exercised;

                 (b) Contains an undertaking to provide such information as is required, in the discretion of counsel for the Company, to determine whether an exemption from registration of such shares is available under federal and applicable state securities laws and to make such representations and warranties regarding the Optionee's investment intent as such counsel may require; and

                 (c) Is signed by the Optionee or other person or persons authorized to exercise this option and, if signed by a person other than the Optionee, is accompanied by appropriate evidence or proof of the authority or right of such person to exercise this option.

The written notice shall be accompanied by cash or a check in the amount of the exercise price for the total number of shares being purchased.

         8. NON-TRANSFERABILITY. This option may not be transferred or assigned in any manner by Optionee otherwise than by will or the laws of descent and distribution, and may be exercised only by Optionee during his lifetime.

         9. RIGHTS AS STOCKHOLDER. Optionee shall have no rights as a stockholder with respect to any shares covered by this option, until such time as a certificate is issued to him for the shares. Except as provided in
Section 10, no adjustment will be made for dividends or other rights of stockholders for which the record date is prior to the issuance of a certificate for the shares.

         10. CAPITAL ADJUSTMENTS. If all or any portion of this option is exercised subsequent to any stock dividend, stock split, combination or exchange of shares, recapitalization, merger, consolidation, separation, reorganization or other similar transaction of or by the Company, as a result of which shares of any class are issued with respect to outstanding shares of Common Stock of the Company or the shares of Common Stock are changed into the same or a different number of shares of the same or another class or classes of shares, Optionee will be entitled to receive, for the aggregate exercise price payable upon exercise of this option, the aggregate number and class of shares equal to the number and class of shares the Optionee would have had on the date of exercise had the shares been purchased for the same aggregate purchase price at the date this option was granted and had not been disposed of, taking into consideration such stock dividend, stock split, combination or exchange of shares, recapitalization, merger, consolidation, separation, reorganization or other similar transaction; provided that no fractional share will be issued upon any such exercise and the aggregate price paid will be appropriately reduced on account of any fractional share not issued.

         11. RESERVATION OF SHARES. The Company will reserve, out of its treasury shares or out of authorized but previously unissued shares, such number of the shares of its Common Stock or other class of shares as are from time to time issuable hereunder.

         12. NOTICES. Each notice relating to this option will be in writing and delivered in person or by certified mail to the proper address. Each notice will be deemed to have been given on the date it is received. Notices to the Company will be mailed or delivered to it at its principal office, 7301 Fairview, Houston, Texas, 77041 Attention: Secretary. Notices to Optionee will be addressed to Optionee at his home address as reflected on the personnel records of the Company. Any party may change its address for notices under this option by giving a notice to that effect in accordance with this
Section 12.

         13. BENEFITS OF AGREEMENT. This option agreement shall inure to the benefit of and be binding upon each successor of the Company, and upon the heirs, legal representatives and successors of Optionee. This option agreement shall be the sole and exclusive source of any and all rights which Optionee, his heirs, legal representatives or successors may have with respect to the shares subject to this option.

         14. RESOLUTION OF DISPUTES. Any dispute or disagreement about the interpretation, construction or application of this option agreement will be determined by the Board of Directors of the Company. Any determination made by the Board of Directors will be final, binding and conclusive for all purposes.

         15. STOCK OPTION PLAN. This option is granted pursuant to the NCI Nonqualified Stock Option Plan as amended from time to time. In the event of any conflict or inconsistency between the terms and conditions of the Plan and the terms and conditions of this option agreement, the terms and provisions of the Plan shall be controlling. Capitalized terms used in this option agreement and not otherwise deferred herein shall have the meanings set forth in the Plan.

         IN WITNESS WHEREOF, the Company and Optionee have caused this option agreement to be executed as of the date of grant noted above.

OPTIONEE                               NCI BUILDING SYSTEMS, INC.



                                       By:
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Optionee                                  C. A. Rundell, Jr.
                                          Chairman of the Board